PROGEN INDUSTRIES LIMITED
                              ABN:  82 010 975 612


                                FINANCIAL REPORT


                               FOR THE YEAR ENDED
                                  30 JUNE 2003

                            PROGEN INDUSTRIES LIMITED

                                DIRECTORS' REPORT

--------------------------------------------------------------------------------


Your directors present their report on the company for the year ended 30 June 2003.

1.   DIRECTORS

     The names and details of the company's directors in office during the financial year and until the date of this report are as follows. Directors were in office for the entire period unless otherwise stated.

     As at the date of this report the directors' interests in shares and options of the company were:

     DIRECTOR               QUALIFICATIONS/EXPERIENCE              SPECIAL             DIRECTORS'
                                                               RESPONSIBILITIES        INTERESTS
                                                                                    SHARES    OPTIONS
     S. Chang         B.Eng                                   Executive              432,377  125,000
                      Director of Capac International Pty.    Chairman
                      Ltd.

     L.J. Lee         B.Eng Sc MBA                            Managing                     -  450,000
                                                              Director

     Prof.J.R.        MB BS Ph.D. FRACP                       Non-Executive           15,849  125,000
     Zalcberg         Director of Haematology and Medical     Director
                      Oncology Peter MacCallum Cancer
                      Institute

     P.O. Burns       BA LLB (Harvard) (Hons)                 Non-Executive              500   75,000
                      Director and consultant to many early   Director
                      stage technology companies.

     Dr M.L. Eutick   BSc (Hons) Ph.D. OAM                    Non-Executive                -   75,000
                      Director of a number of advanced        Director
                      scientific and technological
                      companies

     Dr  S.S.C.       MD PhD                                  Non-Executive                -        -
     Chang            Director and CEO Medigen                Director
                      Biotechnology Corporation, Taiwan

     E. Cheng         B.E. Chemical Engineering. MBA          Alternate Director           -        -
     (Appointed                                               to Dr S.S.C.
     24 /3/03)                                                Chang

2.   COMPANY  SECRETARY

     M.S. McColl Hons. B. Compt, ACIS, ACA

     Mr McColl was appointed CFO and company secretary on 21 December 2001. Prior to holding this position he held similar positions in four other listed companies. He has had 26 years experience in commerce and public practice.

3.   EARNINGS PER SHARE                        2003           2002
                                                 $              $
     Basic and diluted earnings per share   (31.1) cents   (25.2) cents


4.   DIVIDENDS

     No dividends have been paid or recommended.

                            PROGEN INDUSTRIES LIMITED

                                DIRECTORS' REPORT
--------------------------------------------------------------------------------


5.   CORPORATE  INFORMATION

     The company is limited by shares, incorporated in Queensland and domiciled in Australia.

6.   NATURE  OF  OPERATIONS  AND  PRINCIPAL  ACTIVITIES


     The principal activities of the company during the year were:

     - discovery, research and development of potential biopharmaceutical therapeutics for the treatment of human diseases;
     - importer and distributor of biological and chemical reagents and kits for a select group of International companies; and
     - the provision of contracting services related to the process development, manufacture and quality assurance of biological products.

     There were no significant changes in the nature of these activities during the year.

7.   EMPLOYEES

     The company employed 49 employees as at 30 June 2003 (2002: 44 employees).

8.   RESULTS  AND  REVIEW  OF  OPERATIONS

     The operating profit/(loss) for the year, together with the 2002 comparatives, was as follows:

                                                                   2003      2002
                                                                  $'000     $'000
     Revenue from commercial services sales                        4,779     3,850
     Revenue from other ordinary operating activities              1,285     1,159
     Revenue from non-operating activities                         2,091       651
                                                                 --------  --------
     Total Revenue                                                 8,155     5,660
                                                                 ========  ========

     Operating loss before research and development expenditure   (1,352)     (691)
     Research and development expenditure                         (4,547)   (4,169)
                                                                 --------  --------
     Operating loss after research and development expenditure    (5,899)   (4,860)
     Share of equity loss in associate entity                     (1,679)   (1,296)
                                                                 --------  --------
     Operating loss                                               (7,578)   (6,156)
                                                                 ========  ========

     Revenue from commercial services sales has increased by 24%, following another good year from this division. The EBITDA from commercial services division was $1.2 million compared to $1.0 million in 2002, an increase of 20%. Contract manufacture has expanded its operations by sourcing contract work from overseas and maintaining a sound rapport with existing clients. Life Sciences has grown through the acquisition of a new agency and buoyant market conditions in the biotechnology sector.

     The increase in operating loss from ordinary activities is due to the increase in research and development activities, including full year costs of collaboration agreements, ongoing and additional clinical trials for PI-88 and PI-166, costs of the scientific development division responsible for the in-licensing of PI-166 and associated in-licensing fees and a number of corporate initiatives.

     Revenue from non-operating activities relates to the sale of listed investments.

     Research and Development activities have increased with the commencement of trials for PI-166 and the on going PI-88 Phase II Multiple Myeloma trial, Melanoma and Lung Cancer Phase I human trials in Australia and the United States of America. The Griffith University collaboration is pursuing set milestones and Australian National University Research School of Chemistry collaboration funded by the Australian Federal Government's AusIndustry R&D START program are being met. Expenditure has increased in line with the activities.

                            PROGEN INDUSTRIES LIMITED

                                DIRECTORS' REPORT
--------------------------------------------------------------------------------


     The movement in the share of equity loss in associate is the company's 19.9% interest of the operating loss for the year ending 30 June 2003 in Medigen Biotechnology Corporation (Medigen). The operating loss of $1,679,000 for the year includes an unrealised foreign exchange loss of $380,000.

     The directors take a proactive approach to risk management. They are responsible for ensuring that risks and also opportunities are identified on a timely basis and that the company objectives and activities are aligned with these risks and opportunities. The directors have not established a separate risk management committee. However, the Audit Committee as part of its responsibilities overseas the risk review process.

     The financial report complies with the overseas guidelines in The Group of 100 Incorporated publication " Guide to the Review of Operations and Financial Conditions ".

9.   SIGNIFICANT CHANGES IN THE STATE OF AFFAIRS

     There were no significant changes in the state of affairs of the company during the year other than those matters that are stated in this report and the accompanying financial report.

10.  SIGNIFICANT EVENTS AFTER THE BALANCE DATE

     There has not been any matter or circumstance, other than referred to elsewhere in this report, the financial statements or notes thereto, that has arisen since 30 June 2003 that has significantly affected, or may significantly affect:

     -    the  company's  operations  in  future  financial  years;  or
     -    the  results  of  those  operations  in  future  financial  years;  or
     -    the  company's  state  of  affairs  in  future  financial  years.

11.  LIKELY DEVELOPMENTS AND EXPECTED RESULTS

     The directors see significant opportunities and challenges in the year ahead to:

     - To consolidate and actively pursue an out licensing agreement based on the PI-88 clinical data package accumulated to date in various cancer clinical trials conducted in the United States of America, Australia, UK and Taiwan. This partnership seeks to engage a larger Pharma or Biotech company with the capabilities to accelerate development and move towards commercialisation outcomes.
     - Continue development of our Drug Design capabilities in the novel glycobiology area by leveraging our expertise in the development of PI-88 and 10 years of experience in this area.
     - To screen in-licensing opportunities to supplement the existing drug development pipeline. It is expected that a new project would be complementary to existing activities of the company and take advantage of our skill base in clinical development. The company's pipeline will be further supplemented by new candidates developed from the drug design platform.
     - Increase revenue and profitability of our commercial business operations [Contract Manufacturing and Lifesciences]. Assuming favourable market conditions the commercial divisions plan to capitalize on trends and opportunities presented by expanding the business and/or grow our service reputation in respective businesses.
     - Assess funding opportunities to ensure that capital requirements are sufficient in facilitating realisation of corporate and operational objectives.


12.  DIRECTORS' AND SENIOR EXECUTIVES EMOLUMENTS

     Remuneration levels are competitively set to attract the most qualified and experienced directors and executives. Formal annual performance reviews are conducted for all personnel by their direct managers and form the basis for any remuneration adjustments depending on the company policy at the time.

                            PROGEN INDUSTRIES LIMITED

                                DIRECTORS' REPORT
--------------------------------------------------------------------------------


     The Board determines the allocation of employee options to all employees, in accordance with the company's employee option plan.

     The remuneration of non-executive directors and allocation of options to all directors are subject to shareholder approval.

     The emoluments (excluding options granted) of each director and the 5 officers of the company receiving the highest emoluments during the year are as follows:

                                                    DIRECTORS'    SUPERANNUATION   MOTOR
     DIRECTOR                         SALARY          FEES        CONTRIBUTIONS   VEHICLES    TOTAL
                                        $               $               $             $         $
     S. Chang                          199,000                 -          16,560          -   215,560
     L.J. Lee                          265,000                 -          22,050     16,981   304,031
     Prof. J.R. Zalcberg                     -            39,440           3,550          -    42,990
     P.O. Burns                              -            42,990               -          -    42,990
     Dr M.L. Eutick                          -            39,444           3,550          -    42,990
     Dr S.S.C. Chang                         -            42,990               -          -    42,990

     OFFICERS

     R. Don                            126,000                 -          10,395          -   136,395
     (Vice President Research &
     Development)
     M. McColl                         102,350                 -           8,811      5,876   117,037
     (Company Secretary, CFO)
     G. Orders                         102,870                 -           8,550          -   111,420
     (General Manager Contract
     Services)
     R. Stephens                        87,825                 -           7,638          -    95,463
     (Vice President Scientific
     Development resigned
     22/5/03)
     R. Stewart                         86,854                 -           7,200          -    94,054
     (Sales & Marketing Manager
     - Life Sciences)
     P. Devine                          59,512                 -           4,057     13,708    77,277
     (Vice President Business
     Development until 21/10/02))
     D. Schliebs                         5,500                 -             495          -     5,995
     (Vice President Business
     Development appointed
     2/06/03)

13.  ENVIRONMENTAL REGULATIONS

     The company complies with all environmental regulations applicable to its operations.

14.  SHARE OPTIONS

     Share Options Granted to Directors and Most Highly Remunerated Officers During the year no options over unissued ordinary shares of Progen Industries Limited were issued.

                            PROGEN INDUSTRIES LIMITED

                                DIRECTORS' REPORT
--------------------------------------------------------------------------------


     Shares  Under  Option

     At the date of this report, there were 1,168,220 unissued ordinary shares of Progen Industries Limited under options.


     Shares Issued on the Exercise of Options

     No shares in Progen Industries Limited were issued during the year ended 30 June 2003 on the exercise of options. No shares have been issued since that date.

15.  ROUNDING

     The amounts contained in this report and in the financial report have been rounded to the nearest $1,000 (where rounding is applicable) under the option available to the company under ASIC Class Order 98/0100. The company is an entity to which the Class Order applies.

16.  INDEMNIFICATION AND INSURANCE OF DIRECTORS AND OFFICERS

     During the year, the company paid a premium to insure the directors, secretary and other executive staff. Due to the terms and conditions of the insurance arrangements, disclosure of the nature of the insurance and the premium are excluded.

     The liabilities insured include costs and expenses that may be incurred in defending any wrongful, but not wilful, act, error or omission by the officers in their capacity as officers of the company.

     No other insurance premiums have been paid or indemnities given, during or since the end of the year, for any person who is or has been an officer or auditor of the company.

17.  TAX  CONSOLIDATION

     Effective from 1 July 2002, for the purposes of income taxation, Progen Industries Limited and it's dormant wholly-owned subsidiary have deferred the implementation of a tax sharing arrangement until the subsidiary is active.

18.  DIRECTORS AND MEETINGS ATTENDED

     The number of directors' meetings held during the year and the number of meetings attended by each director were as follows:

                                                     NO. OF DIRECTORS' MEETINGS
     NAME                                             TOTAL WHILST A  ATTENDED
                                                         DIRECTOR
     S. Chang                                               13           13
     L.J. Lee                                               13           13
     Prof. J.R. Zalcberg                                    13           13
     P.O. Burns                                             13           13
     Dr M.L. Eutick                                         13           12
     Dr S.S.C. Chang                                        13           11
     E. Cheng (Alternate Director to Dr S S C Chang)         4            2

     Total number of directors' meetings during the year: 13.

                            PROGEN INDUSTRIES LIMITED

                                DIRECTORS' REPORT
--------------------------------------------------------------------------------


                                           NO. OF AUDIT COMMITTEE MEETINGS
     NAME                                      TOTAL WHILST A  ATTENDED
                                                   MEMBER
     P.O. Burns                                      4             4
     Dr M.L. Eutick                                  4             4

     Total number of Audit Committee meetings during the year: 4


19.  CORPORATE  GOVERNANCE

     In recognising the need for the highest standards of corporate behaviour and accountability, the directors of Progen support and have adhered to the principles of corporate governance. The company's corporate governance statement is disclosed separately in this annual report.

     Signed in accordance with a resolution of the directors.






____________________________
L  Lee
Director
Brisbane

11  September  2003

ERNST & YOUNG                             3 Eagle Street     Tel  61 7 3011 3333
                                          Brisbane QLD 4000  Fax  61 7 3011 3100
                                          Australia          DX   165 Brisbane

                                          PO Box 7878
                                          Waterfront Place
                                          Brisbane QLD 4001



INDEPENDENT AUDIT REPORT TO MEMBERS OF PROGEN INDUSTRIES LIMITED


SCOPE

The financial report and directors' responsibility

The financial report comprises the statement of financial position, statement of financial performance, statement of cash flows, accompanying notes to the financial statements, and the directors' declaration for Progen Industries Limited (the company), for the year ended 30 June 2003.

The directors of the company are responsible for preparing a financial report that gives a true and fair view of the financial position and performance of the company, and that complies with Accounting Standards in Australia, in accordance with the Corporations Act 2001. This includes responsibility for the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report.

Audit  approach

We conducted an independent audit of the financial report in order to express an opinion on it to the members of the company. Our audit was conducted in accordance with Australian Auditing Standards in order to provide reasonable assurance as to whether the financial report is free of material misstatement. The nature of an audit is influenced by factors such as the use of professional judgement, selective testing, the inherent limitations of internal control, and the availability of persuasive rather than conclusive evidence. Therefore, an audit cannot guarantee that all material misstatements have been detected.

We performed procedures to assess whether in all material respects the financial report presents fairly, in accordance with the Corporations Act 2001, including compliance with Accounting Standards in Australia, and other mandatory financial reporting requirements in Australia, a view which is consistent with our understanding of the company's financial position, and of its performance as represented by the results of its operations and cash flows.

We formed our audit opinion on the basis of these procedures, which included:

- examining, on a test basis, information to provide evidence supporting the amounts and disclosures in the financial report; and

- assessing the appropriateness of the accounting policies and disclosures used and the reasonableness of significant accounting estimates made by the directors.

ERNST & YOUNG



While we considered the effectiveness of management's internal controls over financial reporting when determining the nature and extent of our procedures, our audit was not designed to provide assurance on internal controls.

We performed procedures to assess whether the substance of business transactions was accurately reflected in the financial report. These and our other procedures did not include consideration or judgement of the appropriateness or reasonableness of the business plans or strategies adopted by the directors and management of the company.

INDEPENDENCE

We are independent of the company, and have met the independence requirements of Australian professional ethical pronouncements and the Corporations Act 2001. In addition to our audit of the financial report, we were engaged to undertake the services disclosed in the notes to the financial statements. The provision of these services has not impaired our independence.

AUDIT  OPINION

In our opinion, the financial report of Progen Industries Limited is in accordance with:
(a)  the  Corporations  Act  2001,  including:
     (i) giving a true and fair view of the financial position of Progen Industries Limited at 30 June 2003 and of the company's performance for the year ended on that date; and
     (ii) complying with Accounting Standards in Australia and the Corporations Regulations 2001; and
(b)  other  mandatory  financial  reporting  requirements  in  Australia.



Ernst & Young



Michael J Reid
Partner
Brisbane

Date:  11 September 2003

PROGEN INDUSTRIES LIMITED

DIRECTORS' DECLARATION

--------------------------------------------------------------------------------

In accordance with a resolution of the directors of Progen Industries Limited, I state that:


(1)  In the opinion of the directors:

     (a) The financial statements and notes of the company are in accordance with the Corporations Act 2001, including:

          (i) giving a true and fair view of the company's financial position as at 30 June 2003 and of its performance for the year ended on that date; and

          (ii) complying with Accounting Standards and Corporations Regulations 2001; and

     (b) there are reasonable grounds to believe that the company will be able to pay its debts as and when they become due and payable.



On  behalf  of  the  board.




L  Lee
Director
Brisbane,

11 September 2003

PROGEN INDUSTRIES LIMITED

STATEMENT OF FINANCIAL PERFORMANCE

FOR  THE  YEAR  ENDED  30  JUNE  2003
------------------------------------------------------------------------------------------

                                                                NOTES     2003      2002

                                                                         $'000     $'000
REVENUE FROM ORDINARY ACTIVITIES
Sales Revenue                                                        2    4,779     3,850
Other revenue from ordinary activities                               2    1,285     1,159
                                                                        --------  --------
TOTAL REVENUE FROM OPERATING ACTIVITIES                                   6,064     5,009

REVENUE FROM NON OPERATING ACTIVITIES
Revenue from sale of non current investment                          2    2,091       651
                                                                        --------  --------

TOTAL REVENUE FROM ORDINARY ACTIVITIES                                    8,155     5,660
                                                                        --------  --------

Borrowing costs expensed                                                    (13)       (6)
Carrying value of non current investment sold                            (2,140)        -
Cost of  sales                                                       3   (1,919)   (1,780)
Consumable costs                                                           (133)     (383)
Occupancy costs                                                             (96)      (92)
Other expenses from ordinary activities                              3   (1,234)   (1,267)
Research and development costs                                           (4,547)   (4,169)
Selling, marketing, administrative and corporate costs                   (3,972)   (2,823)
Share of net loss of associate accounted for using the equity
method.                                                           8(a)   (1,679)   (1,296)

                                                                        --------  --------

LOSS FROM ORDINARY ACTIVITIES BEFORE INCOME                              (7,578)   (6,156)
TAX EXPENSE

INCOME TAX EXPENSE RELATING TO ORDINARY                              4        -         -
ACTIVITIES
                                                                        --------  --------

NET LOSS                                                                 (7,578)   (6,156)

NET LOSS ATTRIBUTABLE TO MEMBERS OF PROGEN
INDUSTRIES LIMITED                                                       (7,578)   (6,156)
                                                                        --------  --------

Changes in equity reserves during the year                                    -         -

TOTAL CHANGES IN EQUITY OTHER THAN THOSE
RESULTING FROM TRANSACTIONS WITH OWNERS AS                               (7,578)   (6,156)
OWNERS
                                                                        --------  --------


Basic and diluted earnings per share (cents per share)              24    (31.1)    (25.2)


The accompanying notes form part of these financial statements.

PROGEN INDUSTRIES LIMITED

STATEMENT OF FINANCIAL POSITION

AS  AT  30  JUNE  2003
--------------------------------------------------------------------------------

                                                   NOTES    2003       2002

                                                            $'000      $'000
CURRENT ASSETS
Cash assets                                                 11,995     11,407
Receivables                                            5       666        502
Inventories                                            6       796        374
Other                                                  7        94        564
                                                           -------     -------

TOTAL CURRENT ASSETS                                        13,551     12,847
                                                           -------     -------

NON-CURRENT ASSETS
Investments accounted for using the equity method      8     1,883      3,381
Other financial assets                                 9         -      2,243
Property, plant and equipment                         10     1,769      2,396
Other                                                 11        15         15
                                                           -------     -------

TOTAL NON-CURRENT ASSETS                                     3,667      8,035
                                                           -------     -------

TOTAL ASSETS                                                17,218     20,882
                                                           -------     -------

CURRENT LIABILITIES
Payables                                              12     1,707      1,190
Interest-bearing liabilities                          13         -        420
Provisions                                            14       217        169
Other                                                 15       593        527
                                                           -------     -------

TOTAL CURRENT LIABILITIES                                    2,517      2,306
                                                           -------     -------

NON-CURRENT LIABILITIES
Interest-bearing liabilities                          16         -          -
Provisions                                            17        70         75
                                                           -------     -------

TOTAL NON-CURRENT LIABILITIES                                   70         75
                                                           -------     -------

TOTAL LIABILITIES                                            2,587      2,381
                                                           -------     -------

NET ASSETS                                                  14,631     18,501
                                                           =======     =======

EQUITY
Contributed Equity                                    18    67,143     63,616
Accumulated losses                                    31   (52,190)   (44,612)
Reciprocal shareholding in associate                   8      (322)      (503)

                                                           -------     -------

TOTAL EQUITY                                                14,631     18,501
                                                           =======     =======


The accompanying notes form part of these financial statements.

PROGEN INDUSTRIES LIMITED

STATEMENT OF CASH FLOWS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------

                                                     NOTES     2003       2002

                                                               $'000      $'000
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers                                         4,859      4,617
Payments to suppliers and employees                           (11,277)   (10,310)
Grant recovery                                                  1,162        236
Interest received                                                 493        725
Borrowing costs                                                   (13)        (6)
Other revenue received                                             14        527
                                                             ---------  ---------

NET CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES    19(a)    (4,762)    (4,211)
                                                             ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments                               2,091        651
Purchase of property, plant and equipment                        (169)    (1,449)
Proceeds from sale of property, plant and equipment                27         27
                                                             ---------  ---------

NET CASH FLOWS FROM /(USED IN) INVESTING ACTIVITIES             1,949       (771)
                                                             ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issues of ordinary shares                         3,653          -
Payment of share issue costs                                     (126)         -
Repayment of finance lease principal                              (14)       (39)
                                                             ---------  ---------

NET CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES              3,513        (39)
                                                             ---------  ---------

NET INCREASE/(DECREASE) IN CASH HELD                              700     (5,021)
Add opening cash brought forward                               11,407     16,422
Effect of exchange rate changes on cash                          (112)         6
                                                             ---------  ---------

CLOSING CASH CARRIED FORWARD                          19(b)    11,995     11,407
                                                             =========  =========


The accompanying notes form part of these financial statements.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


1.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

BASIS  OF  ACCOUNTING

The financial report is a general purpose financial report which has been prepared in accordance with the requirements of the Corporations Act 2001 which includes applicable Accounting Standards. Other mandatory professional reporting requirements (Urgent Issues Group Consensus Views) have also been complied with. The financial report has been prepared in accordance with the historical cost convention.


CHANGES  IN  ACCOUNTING  POLICIES

The accounting policies adopted are consistent with those of the previous year except for the accounting policy with respect to the provision for employee benefits.

Employee  benefits

The company has adopted the revised Accounting Standard AASB 1028 "Employee Benefits", which has resulted in a change in the accounting policy for the measurement of employee benefit liabilities. Previously, the company measured the provision for employee benefit liabilities. Previously, the company measured the provision for employee benefits based on remuneration rates at the date of recognition of the liability. In accordance with the requirements of the revised Standard, the provision for employee benefits is now measured based on the remuneration rates expected to be paid when the liability is settled. The effect of the revised policy has had no material impact on the operating results of the company.


FOREIGN  CURRENCIES

Translation  of  foreign  currency  transactions

Transactions in foreign currencies are converted to local currency at the rate of exchange ruling at the date of the transaction. Amounts payable to and by the entity that are outstanding at the reporting date and are denominated in foreign currencies have been converted to local currency using rates of exchange ruling at the end of the financial year. All resulting exchange differences arising on settlement or re-statement are brought to account in determining the net profit or loss for the financial year.


CASH  AND  CASH  EQUIVALENTS

Cash on hand and in banks and short-term deposits are stated at the lower of cost and net realisable value.

For the purposes of the Statement of Cash Flows, cash includes cash on hand, in banks, in short term deposits and money market investments readily convertible to cash within 2 working days, net of outstanding bank overdrafts. Bank overdrafts are carried at the principal amount. Interest is charged as an expense as it accrues.


RECEIVABLES

Trade receivables are recognised and carried at original invoice amount less a provision for any uncollectible debts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written-off as incurred.


INVESTMENTS

Listed securities are carried at the lower of cost and recoverable amount. Where, in the opinion of the directors, there has been a decrease in the recoverable amount of an investment, a provision for diminution in value is recognised.

Investments in associates are carried at the lower of the equity-accounted amount and recoverable amount in the financial report. The effect of reciprocal adjustments are removed from the carrying value of the investment in the associate.

All other non-current investments are carried at the lower of cost and recoverable amount.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

INVENTORIES

Inventories are valued at the lower of cost and net realisable value.

Costs incurred in bringing each product to its present location and condition are accounted for as follows:
-    Raw  materials  -  purchase  cost  on  a  first-in-first-out  basis;  and
- Finished goods and work-in-progress - cost of direct material and labour and a portion of manufacturing overheads based on normal operating capacity.


RECOVERABLE AMOUNT

Non-current assets measured using the cost basis are not carried at an amount above their recoverable amount, and where carrying values exceed this recoverable amount assets are written down. In determining recoverable amount, the expected net cash flows have been discounted to their present value using a market determined risk adjusted discount rate. The company has not undertaken any non-current asset write downs of this kind during the current period.


PROPERTY, PLANT AND EQUIPMENT

Cost and valuation

All classes of property, plant and equipment are measured at cost.

Depreciation

Depreciation is provided on a straight line basis on all property, plant and equipment.

Major depreciation periods are:            2003               2002
Plant and equipment                5 - 10 years       5 - 10 years
Office furniture and equipment     3 - 10 years       3 - 10 years
Leasehold improvements           the lease term     the lease term

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)


PROPERTY,  PLANT  AND  EQUIPMENT  (CONT'D)

LEASES

Leases are classified at their inception as either operating or finance leases based on the economic substance of the agreement so as to reflect the risks and benefits incidental to ownership.

Operating  leases

The minimum lease payments of operating leases, where the lessor effectively retains substantially all of the risks and benefits of ownership of the leased item, are recognised as an expense on a straight line basis. Contingent rentals are recognised as an expense in the financial year in which they are incurred.

Finance  leases

Leases which effectively transfer substantially all of the risks and benefits incidental to ownership of the leased item to the company are capitalised at the present value of the minimum lease payments and disclosed as property, plant and equipment under lease. A lease liability of equal value is also recognised.

Capitalised lease assets are depreciated over the estimated useful life of the assets. Minimum lease payments are allocated between interest expense and reduction of the lease liability with the interest expense calculated using the interest rate implicit in the lease and charged directly to the Statement of Financial Performance.

The cost of improvements to or on leasehold property is capitalised, disclosed as leasehold improvements, and depreciated on a straight line basis over the unexpired period of the lease or the estimated useful lives of the improvements, whichever is the shorter.


OTHER  NON-CURRENT  ASSETS

Research  and  development  costs

Research and development costs are expensed as incurred, except where future benefits are expected, beyond any reasonable doubt, to exceed those costs. Where research and development costs are deferred such costs are amortised over future periods on a basis related to expected future benefits. Unamortised costs are reviewed at each balance date to determine the amount (if any) that is no longer recoverable and any amount identified is written off. As at balance date the company has no deferred research and development expenditure.

Expenditure  carried  forward

Significant items of carry forward expenditure having a benefit or relationship to more than one period are written off over the periods to which such expenditure relates.


PAYABLES

Liabilities for trade creditors and other amounts are carried at cost which is the fair value of the consideration to be paid in the future for goods and services received, whether or not billed to the company.


INTEREST  -  BEARING  LIABILITIES

All loans are measured at the principal amount. Interest is charged as an expense as it accrues.
Finance lease liability is determined in accordance with the requirements of AASB 1008 "Leases".


CONTRIBUTED  EQUITY

Issued and paid up capital is recognised at the fair value of the consideration received by the company.
Any transaction costs arising on the issue of ordinary shares are recognised directly in equity as a reduction of the share proceeds received.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

REVENUE  RECOGNITION

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the entity and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognised:

Sale of Goods

Control of the goods has passed to the buyer.

Rendering of Services

Where the contract outcome can be reliably measured, control of the right to be compensated for the services and the stage of completion can be reliably measured. Stage of completion is measured by reference to the outcome achieved to date as a percentage of the total outcome required for each contract.

Where the contract outcome cannot be reliably measured, revenue is recognised only to the extent that costs have been incurred.

Interest

Control of the right to receive the interest payment.

Dividends

Control of the right to receive the dividend payment.

Grant  Recovery

Revenue is recognised as cash received proceeds are received. Payments in advance are allocated to deferred revenue and recognised as eligible expenditure is made as described in Note 20.


TAXES

INCOME  TAX

Tax-effect accounting is applied using the liability method whereby income tax is regarded as an expense and is calculated on the accounting profit after allowing for permanent differences. To the extent timing differences occur the time items are recognised in the financial statements and when items are taken into account in determining taxable income, the net related taxation benefit or liability, calculated at current rates, is disclosed as a future income tax benefit or a provision for deferred income tax. The net future income tax benefit relating to tax losses and timing differences is not carried forward as an asset unless the benefit is virtually certain of being realised.

GOODS  AND  SERVICES  TAX  (GST)

GST received from customers is included in cash flows from customers. GST paid on supplies is included in payments to suppliers and employees. GST on acquisitions of plant and equipment is included in payment to suppliers and employees. GST paid to the Australian Tax Office is included in payments to suppliers. GST is not included in revenue and expenses and is included in receivables and payables.

EMPLOYEE  BENEFITS

Provision is made for employee benefits accumulated as a result of employees rendering services up to the reporting date. These benefits include wages and salaries, annual leave, and long service leave.

Liabilities arising in respect of wages and salaries, annual leave, and any other employee benefits expected to be settled within twelve months of the reporting date are measured at their nominal amounts based on remuneration rates which are expected to be paid when the liability is settled. All other employee benefit liabilities are measured at the present value of the estimated future cash outflow to be made in respect of services provided by employees up to the reporting date. In determining the present value of future cash outflows, the market yield as at the reporting date on national government bonds, which have terms to maturity approximating the terms of the related liability, are used.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

EMPLOYEE  BENEFITS  (CONT'D)

Employee benefit expenses and revenues arising in respect of the following categories:
- wages and salaries, non-monetary benefits, annual leave and long service leave, sick leave and other leave benefits; and
-    other  types  of  employee benefits
are recognised against profits on a net basis in their respective categories.

The value of the equity-based compensation scheme described in note 21 is not being recognised as an employee benefits expense.


EARNINGS  PER  SHARE

Basic EPS is calculated as net profit attributable to members, adjusted to exclude costs of servicing equity ( other than dividends ) divided by the weighted average number of ordinary shares, adjusted for any bonus element.

Diluted  EPS  is calculated as net profit attributable to members, adjusted for:

-    costs  of  servicing  equity  (  other  than  dividends  );
- the after tax effect of dividends and interest associated with dilutive potential ordinary shares that have been recognized as expenses; and
- other non-discretionary changes in revenues or expenses during the period that would result from the dilution of potential ordinary shares divided by the weighted average number of ordinary shares and dilutive potential ordinary shares adjusted for any bonus element.


COMPARATIVES

Where necessary, comparative figures have been reclassified and repositioned for consistency with current year disclosures.

As a result of the first time application of the revised AASB 1028 "Employee Benefits," comparatives for employee options, as set out in Note 21, have been classified and positioned to be consistent with current year disclosures.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


                                                                                         2003      2002
                                                                                        $'000     $'000
2.   REVENUE FROM ORDINARY ACTIVITIES

REVENUE FROM OPERATING ACTIVITIES
Revenue from sale of goods                                                               2,980     2,507
Revenue from services                                                                    1,799     1,343
                                                                                       --------  --------

Total revenues from operating activities                                                 4,779     3,850
                                                                                       --------  --------

OTHER REVENUE FROM OPERATING ACTIVITIES
Interest                                                                                   493       725
Grant recovery                                                                             743       236
Proceeds from sale of property, plant and equipment                                         27        27
Other revenue                                                                               22       171
                                                                                       --------  --------

Total revenues from outside the operating activities                                     1,285     1,159
                                                                                       --------  --------

REVENUE FROM NON-OPERATING ACTIVITIES

Revenue from sale of non-current investment                                              2,091       651
                                                                                       --------  --------

TOTAL REVENUES FROM OPERATING AND NON-OPERATING ACTIVITIES                               8,155     5,660
                                                                                       ========  ========

3. EXPENSES AND LOSSES/(GAINS)

Cost of goods sold:
     Cost of sales - sale of goods                                                       1,919     1,780
                                                                                       --------  --------

Depreciation of non-current assets
     Leasehold improvements                                                                106        88
     Plant and equipment                                                                   607       422
     Office furniture and equipment                                                         58        59
     Motor Vehicles                                                                         11        15
     Plant and equipment under finance lease                                                 -         6
                                                                                       --------  --------
Total depreciation of non-current assets                                                   782       590
                                                                                       --------  --------

Net foreign exchange loss / (gain)                                                         451       145

Loss / (gain) on sale of investments                                                        49        11

Provision for diminution of investments                                                     73        29

Loss / (gain) on disposal of property, plant and equipment                                 (13)      (21)

Operating lease rental                                                                      96        92


                                       47

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
---------------------------------------------------------------------------------------------------------


                                                                                          2003      2002
                                                                                       $  '000   $  '000

4.  INCOME TAX

The prima facie tax, using tax rates applicable in the country of operation, on operating profit and extraordinary items differs from the income tax provided in the financial statements as follows:

Prima facie tax on profit from ordinary activities (2003 @ 30%; 2002 @ 30%)             (2,273)   (1,847)

Tax effect of permanent differences:

   Other expenses                                                                           47        50
   Additional deduction for research and development expenditure                          (278)     (337)
                                                                                       --------  --------
Income tax adjusted for permanent differences                                           (2,504)   (2,134)

Future income tax benefit arising from tax losses  not brought to account at balance
date as realisation of the benefit is not regarded as virtually certain                  2,504     2,134
                                                                                       --------  --------
Income tax attributable to operating loss                                                    -         -
                                                                                       ========  ========

Estimated potential future income tax benefit attributable to tax losses not booked.    17,894    15,891
                                                                                       ========  ========


The future income tax benefit will only be obtained if:

(i) future assessable income of a nature and of an amount sufficient to enable the benefit to be realised;
(ii) the conditions for deductibility imposed by tax legislation continue to be complied with; and
(iii) no changes in tax legislation adversely affect the company in realising the benefit.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


                                                        2003    2002
                                                       $'000   $'000
5.  RECEIVABLES

Trade debtors                                            651     408
Provision for doubtful debts                             (22)    (22)
                                                       ------  ------
                                                         629     386

Sundry debtors                                            37     116
                                                       ------  ------
                                                         666     502
                                                       ======  ======

(a)  AUSTRALIAN DOLLAR EQUIVALENTS

Australian dollar equivalent of amounts receivable in foreign currencies not effectively hedged:

- United States Dollar                                     -       9

(b)  TERMS  AND  CONDITIONS

Terms and conditions relating to the above financial instruments:

     (i)  Trade  debtors are non-interest bearing and generally on 30 day terms.
     (ii) Sundry debtors are non-interest bearing and have repayment terms between 30 and 90 days.

6.  INVENTORIES

Raw materials and stores - at cost                              149     145
Finished goods - at cost                                        647     275
Provision for diminution in value                                 -     (46)
                                                             ------  -------

Total inventories at lower of cost and net realisable value     796     374
                                                             ======  =======


7.  OTHER CURRENT ASSETS
Prepayments                                                      94     564
                                                             ======  =======


                                       49

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


                                                               2003    2002
                                                             $ '000  $ '000

8.   INVESTMENTS ACCOUNTED FOR USING THE EQUITY
     METHOD

     Investment in associate                                  1,883   3,381
                                                             ======  =======


(a)  INTEREST IN ASSOCIATE

NAME                                                                           BALANCE DATE  Ownership interest
                                                                                               held by entity

                                                                                                %        %
-------------------------------------------------------------------------------------------------------------
Medigen Biotechnology company - ordinary shares                                 31 December    19.9     19.9

(i)  Principal activity

Medigen Biotechnology company is a research and development company in the biotechnology industry based in Taiwan. Refer to note 18 for further details.

(ii)  Share of associate's losses

Share of associate's:
- net loss before income tax                                                                 (1,679)  (1,296)
- income tax attributable to net loss                                                             -        -
                                                                                             -------  -------
Share of associate's net loss                                                                (1,679)  (1,296)
                                                                                             =======  =======

(iii)  Carrying amount of investment in associate

Balance at the beginning of the financial year                                                3,884    5,180
Issue of shares in associate                                                                      -        -
Share of associate's net loss for the financial year                                         (1,679)  (1,296)
                                                                                             -------  -------
Balance at the end of the financial year                                                      2,205    3,884
Reciprocal shareholding in associate                                                           (322)    (503)
                                                                                             -------  -------
Carrying amount of investment in associate at the end of the financial year                   1,883    3,381
                                                                                             =======  =======

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------------------------

                                                                                  2003      2002
                                                                                 $'000     $'000

8.   INVESTMENTS ACCOUNTED FOR USING THE EQUITY
     METHOD (CONT'D)

(iv)  Share of associate's assets and liabilities

Current assets                                                                    1,883     3,381
                                                                                --------  --------
Net assets                                                                        1,883     3,381
                                                                                ========  ========

(v)  Retained losses of the entity attributable to associate

Balance at the beginning of the financial year                                   (1,461)     (165)
Share of associate's net loss                                                    (1,679)   (1,296)
                                                                                --------  --------
Balance at the end of the financial year                                         (3,140)   (1,461)
                                                                                ========  ========


9.  OTHER FINANCIAL ASSETS (NON-CURRENT)

INVESTMENTS AT COST COMPRISE:

Shares
Listed (a)                                                                          137       137
Floating rate notes - listed                                                          -     2,500
Provision for diminution                                                           (137)     (394)
                                                                                --------  --------
                                                                                      -     2,243
                                                                                ========  ========

(a) Quoted market value of investments at balance date listed on a prescribed stock exchange.

Investments                                                                           -     2,243
                                                                                ========  ========

Capital gains tax is applicable, however, there would be no capital gains tax payable if these assets were sold at their market values at the reporting date. Listed shares have been written down to market value at balance date as the directors considered the carrying value of the shares to be in excess of their recoverable amount.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
----------------------------------------------------------------------------------------------------


                                                                                    2003      2002
                                                                                   $'000     $'000
10.  PROPERTY, PLANT & EQUIPMENT

Leasehold improvements
  At cost                                                                             527       523
  Accumulated depreciation                                                           (351)     (245)
                                                                                  --------  --------
                                                                                      176       278
                                                                                  --------  --------

Plant and equipment
  At cost                                                                           4,292     4,199
  Accumulated depreciation                                                         (2,829)   (2,228)
                                                                                  --------  --------
                                                                                    1,463     1,971
                                                                                  --------  --------

Office furniture and equipment
  At cost                                                                             447       400
  Accumulated depreciation                                                           (354)     (305)
                                                                                  --------  --------
                                                                                       93        95
                                                                                  --------  --------

Motor Vehicles
  At cost                                                                              89        87
  Accumulated depreciation                                                            (52)      (55)
                                                                                  --------  --------
                                                                                       37        32
                                                                                  --------  --------

Motor Vehicles  under finance lease
  At cost                                                                               -        34
  Accumulated depreciation                                                              -       (14)
                                                                                  --------  --------
                                                                                        -        20
                                                                                  --------  --------

Total property, plant and equipment
  At cost                                                                           5,355     5,243
  Accumulated depreciation                                                         (3,586)   (2,847)
                                                                                  --------  --------

Total written down amount                                                           1,769     2,396
                                                                                  ========  ========


                                       52

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
----------------------------------------------------------------------------------------------------


                                                                                     2003      2002
                                                                                  $  '000   $  '000

10.  PROPERTY, PLANT & EQUIPMENT  (CONT'D)

b) RECONCILIATIONS

Reconciliations of the carrying amounts of property, plant and equipment at the beginning and end of the current and previous financial year.


Leasehold Improvements
Carrying amount at beginning                                                          278       240
Additions                                                                               4       126
Disposals                                                                               -         -
Depreciation expense                                                                 (106)      (88)
                                                                                  --------  --------
                                                                                      176       278
                                                                                  --------  --------

Plant and equipment
Carrying amount at beginning                                                        1,971     1,182
Additions                                                                             107     1,264
Disposals                                                                              (8)      (53)
Depreciation expense                                                                 (607)     (422)
                                                                                  --------  --------
                                                                                    1,463     1,971
                                                                                  --------  --------

Office furniture and equipment
Carrying amount at beginning                                                           95        95
Additions                                                                              58        59
Disposals                                                                              (2)        -
Depreciation expense                                                                  (58)      (59)
                                                                                  --------  --------
                                                                                       93        95
                                                                                  --------  --------

Motor Vehicles
Carrying amount at beginning                                                           32        47
Additions                                                                              20         -
Disposals                                                                              (4)        -
Depreciation                                                                          (11)      (15)
                                                                                  --------  --------
                                                                                       37        32
                                                                                  --------  --------

Motor Vehicles  under finance lease
Carrying amount at beginning                                                           20        61
Additions                                                                               -         -
Disposals                                                                             (20)      (35)
Depreciation expense                                                                    -        (6)
                                                                                  --------  --------
                                                                                        -        20
                                                                                  --------  --------

11. OTHER ( NON CURRENT )

Security deposits                                                                      15        15
                                                                                  ========  ========


                                       53

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
----------------------------------------------------------------------------------------------------


                                                                                     2003      2002
                                                                                  $  '000   $  '000

12.  PAYABLES (CURRENT)

Trade creditors                                                                     1,034       986
Other creditors                                                                       673       204
                                                                                  --------  --------
                                                                                    1,707     1,190
                                                                                  ========  ========

(a)  AUSTRALIAN DOLLAR EQUIVALENTS

Australian dollar equivalent of amounts payable in foreign currencies not effectively hedged:

- United States Dollar                                                                157        94
- Pounds Sterling                                                                       -        12
- Swiss Francs                                                                          -        23
- Canadian Dollars                                                                      -        66
- Swedish Kroner                                                                        -         7
- Euro Dollar                                                                         231         -

(b)  TERMS  AND  CONDITIONS

Terms and conditions relating to the above financial instruments
(i) Trade creditors are non-interest bearing and are normally settled on 30 day terms.
(ii) Other creditors are non-interest bearing and have a term between 30 days and 12 months.

13.  INTEREST-BEARING LIABILITIES (CURRENT)
Insurance finance                                                                        -       406
Lease liability                                                                          -        14
                                                                                  --------  --------
                                                                                         -       420
                                                                                  ========  ========

14.  PROVISIONS  ( CURRENT )
Employee benefits                                                                      217       169
                                                                                  ========  ========

15. OTHER ( CURRENT )

Deferred income                                                                        593       527
                                                                                  ========  ========


The company has a deferred income amount resulting from advanced payments made in respect of research and development contracts for work to be performed.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


                                                    2003     2002
                                                    $'000    $'000
16.  INTEREST-BEARING LIABILITIES ( NON-CURRENT)

Lease liability - non-current ( refer note 20 )          -        -
                                                   =======  =======

17.  PROVISIONS  (NON-CURRENT)

Employee benefits - non-current ( refer note 21 )       70       75
                                                   =======  =======

18.  CONTRIBUTED EQUITY

a) ISSUED AND PAID UP CAPITAL

Ordinary shares fully paid                          67,143   63,616
                                                   =======  =======

b) MOVEMENTS IN SHARES ON ISSUE                               2003                 2002

                                                      NUMBER OF    $'000    NUMBER OF    $'000
                                                        SHARES                SHARES
-----------------------------------------------------------------------------------------------
Beginning of the financial year                       24,391,869   63,616   24,391,869   63,616

Issued during the year
     -    equity raising through share purchase plan   1,781,386    1,140            -        -

     -    equity raised through private placement      3,925,968    2,513            -        -

          less transaction costs                                     (126)           -        -

                                                      -----------------------------------------
End of the financial year                             30,099,223   67,143   24,391,869   63,616
                                                      =========================================

Shares allotted under the share purchase plan and private placement, were issued on 30 June 2003 and all the transaction costs, relate to these shares issued.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


18.  CONTRIBUTED  EQUITY  (CONT'D)

b)  SHARES OPTIONS

Options over ordinary shares:

Employee share incentive scheme:

During the financial year, no options were issued over ordinary shares. Details are provided in Note 21

At the end of the year there were a total of 1,168,220 (2002: 2,240,770) unissued ordinary shares in respect of which options were outstanding. On the 31 December 2002 the 1,000,000 options granted to Everspring Industry Company, as part of the company's strategic alliance with Medigen Biotechnology Corporation, expired and are not included in the total options at 30 June 2003.

                                                                          2003      2002
                                                                         $'000     $'000
19.  STATEMENT OF CASH FLOWS

(a)  RECONCILIATION OF THE OPERATING PROFIT
     AFTER TAX TO THE NET CASH FLOWS FROM OPERATIONS

       Profit / (Loss) from ordinary activities after tax                (7,578)   (6,156)

       NON-CASH ITEMS
       Depreciation of non current assets                                   782       590
       (Increment) /decrement in provision for non-current investments     (102)      249
       Net foreign currency (gains)/losses                                    -         -
       Net (profit)/loss on disposal of property, plant and equipment       (13)       21
       (Gain)/loss on sale of investments                                    49      (420)
       Share of associates' net (profits)/losses                          1,679     1,296

       CHANGES IN ASSETS AND LIABILITIES
       (Increase)/decrease in trade and other debtors                       164       212
       (Increase)/decrease in prepayments                                    64        76
       (Increase)/decrease in inventories                                  (377)       38
       (Decrease)/increase in trade and other creditors                     636      (117)
       (Decrease)/increase in employee benefits                             (66)        -
                                                                        --------  --------
       Net cash used in operating activities                             (4,762)   (4,211)
                                                                        ========  ========

b)  RECONCILIATION OF CASH

       Cash balance comprises:
            Cash                                                          6,374     2,378
            Short term deposits                                           5,621     9,029
                                                                        --------  --------
       Closing cash balance                                              11,995    11,407
                                                                        ========  ========

c)  FINANCING  FACILITIES  AVAILABLE

At 30 June 2003, the company had a wholly unused bank overdraft facility of $35,000 available for use.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


20.  EXPENDITURE  COMMITMENTS


(a)  EXPENDITURE  COMMITMENTS

Griffith  University
In March, 2001 Progen entered into an agreement with Griffith University to fund research aimed at designing specific inhibitors of the enzyme heparanase. Based on previous research by Progen, it is proposed that these inhibitors may be effective as drug leads for treatment of anti-inflammatory disease. Professor Mark von Itzstein is leading this program at Griffith University and Progen has agreed to provide funds totalling $1.2 million over a three year period to support the research.

Clinical  Trials
In addition to the PI-88 melanoma Phase I/II study initiated in Colorado in the United States of America, Progen has completed a Phase II trial in patients suffering advanced multiple myeloma and a PI-88 Phase I clinical trial exploring the combination of PI-88 with chemotherapy (Taxotere(R) ). Medigen Biotechnology Corporation is also embarking on a PI-88 Phase II clinical trial in post resection liver cancer, to be conducted in Taiwan and funded by Medigen. A PI-166 Phase I clinical trial was also initiated by Progen in January 2003 in unresectable liver cancer.

Start  Grant
In September 2001, Progen was awarded a $3.1million grant under the Australian Federal Government's AusIndustry R&D START program (R&D START) to develop a drug discovery research platform based on the role of carbohydrates in disease. The grant allows Progen to claim back 50% of eligible expenditure allocated to the project over a three year period. Progen plans to use this technology platform to discover new compounds for in-house clinical development and / or to form drug design partnerships with other pharmaceutical and biotechnology companies. The new R&D START grant project, will build on existing Intellectual Property developed through collaborative research with the Australian National University. It will be supported by a $3.4 million commitment from the company over the three year span of the grant.


The remaining amounts payable in respect of the above agreements are estimated to be as follows:

Estimated expenditure contracted for at balance date, but not provided for, payable:
- not later than one year                                                              2,930  2,410
- later than one year but not later than five years                                      875  2,553
                                                                                       -----  -----
                                                                                       3,805  4,963
                                                                                       -----  -----

(B)  LEASE EXPENDITURE COMMITMENTS
(i)  Operating leases (non-cancellable)
      Minimum lease payments

      - not later than one year                                                           73     93
      - later than one year and not later than five years                                  -     70
                                                                                       -----  -----

      - aggregate lease expenditure contracted for at balance date                        73    163
                                                                                       =====  =====

(ii) Option liability ( non current )

Non-extension of lease                                                                    15     15
                                                                                       =====  =====

The operating lease commitments include the rental of office premises. The lease agreement expires in March 2004, with an option to renew for a further 3 years.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


20.  EXPENDITURE  COMMITMENTS  ( CONT'D )

                                                                2003    2003
                                                                $'000  $'000
(iii)  Finance leases
       - not later than one year                                    -    433
       - later than one year but not later than five years          -      -
                                                                -----  ------
       - total minimum lease payments                               -    433
       - future finance charges                                     -    (13)
                                                                -----  ------

       - lease liability                                            -    420
                                                                =====  ======

       - current liability                                          -    420
       - non-current liability                                      -      -
                                                                -----  ------

                                                                    -    420
                                                                =====  ======

21.   EMPLOYEE BENEFITS AND SUPERANNUATION COMMITMENTS


EMPLOYEE BENEFITS

The aggregate employee entitlement liability is comprised of:

Accrued wages, salaries and on-costs                              258     73
Provisions (current)                                              217    169
Provisions (non-current)                                           70     75
                                                                -----  ------

                                                                  545    317
                                                                =====  ======

EMPLOYEE  SHARE  INCENTIVE  SCHEME

An employee and executive directors share incentive scheme has been established where directors, executives and certain permanent members of staff of Progen Industries Limited are issued with options over the ordinary shares of Progen Industries Limited. The options, issued for nil consideration, are issued in accordance with the employee and executive directors option plans established by the directors of Progen Industries Limited. The options are issued for a term of 5 years and are exercisable upon issue. There are currently 4 directors, 2 executives and 23 staff eligible for this scheme.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2003
--------------------------------------------------------------------------------


21.   EMPLOYEE  ENTITLEMENTS  (cont'd)

Information with respect to the number of options granted under the employee share incentive scheme is as follows:

                                          2003                       2002

                                 NUMBER OF      WEIGHTED     NUMBER OF   WEIGHTED
                                  OPTIONS       AVERAGE       OPTIONS    AVERAGE
                                             EXERCISE PRICE              EXERCISE
                                                                          PRICE
Beginning of the financial year  1,240,770             4.97  1,433,515       4.97
- granted                                -                -     22,000       4.00
- forfeited                        (72,550)            4.18   (214,745)      4.73
- exercised                              -                -          -          -
                                 ----------  --------------  ----------  --------
Balance at end of year           1,168,220             4.97  1,240,770       4.97
                                 ==========  ==============  ==========  ========
Exercisable at end of year       1,168,220                   1,240,770
                                 ==========  ==============  ==========  ========

The following table summarises information about options granted under the employee share incentive scheme outstanding and exercisable at 30 June 2003:

                                    BALANCE BEGINNING OF YEAR  BALANCE END OF YEAR
GRANT DATE          EXPIRY DATE       NUMBER OF     AVERAGE     NUMBER OF    AVERAGE
                                       OPTIONS   OPTION PRICE    OPTIONS  OPTION PRICE
19 January 1999   30 November 2003       195,950       5.34       186,200     5.34
8 February 2000    8 February 2005       100,000       4.46       100,000     4.46
8 February 2000    8 February 2005       200,000       6.24       200,000     6.24
8 February 2000    8 February 2005       100,000       8.91       100,000     8.91
22 December 2000  22 December 2005       350,000       4.00       350,000     4.00
28 February 2001  28 February 2006       294,820       4.00       232,020     4.00
                                    ------------                ---------
                                       1,240,770                1,168,220
                                    ============                =========

All options on issue at 30 June 2003 are exercisable from grant date.

22.  CONTINGENT  LIABILITIES

No contingent liabilities existed at balance date.

23.  SUBSEQUENT  EVENTS

In July 2003, Progen signed an agreement to fund the company's insurance premium for the year end 30 June 2004. The terms of the agreement state that the amount funded is to be repaid in ten equal instalments of $57,051 including finance charges. The first payment was made in July 2003 and the interest rate is 3.15% per annum.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


                                                                                                   2003          2002

                                                                                                      $             $
24.  EARNINGS PER SHARE

Basic and diluted earnings (loss) per share  (cents per share)                                    (31.1)       (25.2)
                                                                                            ============  ===========

Weighted average number of ordinary shares  on issue used in the calculation of basic
earnings per share                                                                           24,391,869   24,391,869
                                                                                            ============  ===========


25.  REMUNERATION OF DIRECTORS

a) DIRECTORS' REMUNERATION

Income paid or payable, or otherwise made available, in respect of the financial year to all directors of Progen Industries Limited, directly or indirectly, from the entity or
any related party:                                                                              691,549      564,755
                                                                                            ============  ===========

The numbers of directors of Progen Industries Limited whose income (including                        NO.         NO.
superannuation contributions) falls within the following bands is:

$40,000 -   $49,999                                                                                   4            4
$160,000 - $169,999                                                                                   -            1
$210,000 - $219,999                                                                                   1            -
$230,000 - $239,999                                                                                   -            1
$300,000 - $309,999                                                                                   1            -


26.  REMUNERATION OF EXECUTIVES

Remuneration received or due and receivable by executive officers of the company whose remuneration is $100,000 or more, from the company or any related party, in connection with the management of the affairs of the entities in the consolidated
entity whether as an executive officer or otherwise:                                            892,891      736,298
                                                                                            ============  ===========

The numbers of executive officers of Progen Industries Limited whose remuneration                    NO.         NO.
falls within the following bands is:

$100,000 - $109,999                                                                                   -            1
$110,000 - $119,999                                                                                   2            1
$120,000 - $129,999                                                                                   -            1
$130,000 - $139,999                                                                                   1            -
$160,000 - $169,999                                                                                   -            1
$210,000 - $219,999                                                                                   1            -
$230,000 - $239,999                                                                                   -            1
$300,000 - $309,999                                                                                   1            -

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


                                                                     2003         2002
                                                                        $            $

27.  AUDITORS' REMUNERATION
Amounts received or due and receivable by Ernst & Young for:

- an audit or review of the financial report of the entity        101,200       88,500
- other services in relation to the entity                          8,000        9,305
                                                              -----------   -----------

                                                                  109,200       97,805
                                                              ===========   ===========


28.  RELATED  PARTY  DISCLOSURES

DIRECTORS

The directors of Progen Industries Limited during the financial year were:

S. Chang               L.J Lee           E. Cheng (Alternate to Dr S.S.C. Chang)
Prof. J.R. Zalcberg    P.O. Burns
Dr M.L. Eutick         Dr S.S.C. Chang


DIRECTOR  -  RELATED  ENTITY  TRANSACTIONS

There  were  no  transactions  with  related  entities  during  the  year.

RELATED  PARTY  TRANSACTIONS

Other than that stated above, there were no other transactions with other related parties, directors or director-related entities during the year.

EQUITY  INSTRUMENTS  OF  DIRECTORS

Interests in the equity instruments of Progen Industries Limited held by directors of the reporting entity:

                                          ORDINARY SHARES    OPTIONS OVER
                                            FULLY PAID     ORDINARY SHARES
                                          2003     2002     2003     2002
                                         Number   Number   Number   Number
---------------------------------------------------------------------------

S.  Chang                                432,377  424,564  125,000  125,000

L.J Lee                                        -        -  450,000  450,000

Prof. J.R. Zalcberg                       15,849   14,286  125,000  125,000

P.O. Burns                                   500      500   75,000   75,000

Dr M.L. Eutick                                 -        -   75,000   75,000

Dr S.S.C. Chang (i)                            -        -        -        -
                                         ----------------------------------

E. Cheng (Alternate to Dr. S.S.C Chang)        -        -        -        -
                                         ==================================
                                         448,726  439,350  850,000  850,000
                                         ==================================

(i) Dr S.S.C. Chang is the CEO, of Medigen Biotechnology Corporation (MBC). MBC owns 3,250,089 shares in Progen.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------

29.  SEGMENT  INFORMATION

The company operates predominantly in the biotechnology industry. Its activities comprise the research, development, manufacture and marketing of a range of molecular biology products and the research and potential commercialisation of biopharmaceuticals.

The company operates predominantly in Australia, however does import and export some products.

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


SEGMENT INFORMATION

                                                                      RESEARCH &      LIFE      CONTRACT
BUSINESS  SEGMENTS                                                    DEVELOPMENT   SCIENCE   MANUFACTURE    TOTAL
2003                                                                     $'000       $'000       $'000       $'000
--------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE
Sale to customers outside the consolidated entity                               -      2,980         1,799    4,779

Total segment revenue                                                           -      2,930         1,799
                                                                     -------------  --------  ------------

Unallocated revenue                                                                                           3,376
                                                                                                            --------
Total revenue                                                                                                 8,155
                                                                                                            ========

SEGMENT RESULT                                                             (4,547)       493           277   (3,777)
                                                                     -------------  --------  ------------

Share of (loss) of associate accounted for
using the equity method                                                                                      (1,679)

Unallocated expenses                                                                                         (2,122)

                                                                                                            --------
OPERATING (LOSS)                                                                                             (7,578)
                                                                                                            ========

                                                                     RESEARCH &     LIFE      CONTRACT
BUSINESS  SEGMENTS                                                   DEVELOPMENT    SCIENCE   MANUFACTURE   TOTAL
2002                                                                 $       '000   $   '000  $       '000  $  '000
-------------------------------------------------------------------  -------------  --------  ------------  --------
OPERATING REVENUE

Sale to customers outside the consolidated entity                               -      2,507          1343    3,850

                                                                     -------------  --------  ------------
Total segment revenue                                                           -      2,507         1,343
                                                                     -------------  --------  ------------

Unallocated revenue                                                                                           1,810
                                                                                                            --------
Total revenue                                                                                                 5,660
                                                                                                            ========

Segment result                                                             (4,169)       199           700   (3,270)
                                                                     -------------  --------  ------------

Share of (loss) of associate accounted for using the equity method                                           (1,296)

Unallocated expenses                                                                                         (1,590)

                                                                                                            --------
Operating (loss)                                                                                             (6,156)
                                                                                                            ========


                                       63

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


SEGMENT INFORMATION

                                                                      RESEARCH &     LIFE      CONTRACT
BUSINESS  SEGMENTS                                                   DEVELOPMENT    SCIENCE   MANUFACTURE    TOTAL
2003                                                                    $ '000      $ '000      $ '000      $ '000
-------------------------------------------------------------------  -------------  --------  ------------  --------
ASSETS
Segment assets                                                                645      1,239         1,293    3,177
                                                                     -------------  --------  ------------
Unallocated assets                                                                                           14,041
                                                                                                            --------
Total assets                                                                                                 17,218
                                                                                                            ========

LIABILITIES
Segement liabilities                                                          480        530           249    1,259
                                                                     -------------  --------  ------------
Unallocated liabilities                                                                                       1,328
                                                                                                            --------
Total liabilities                                                                                             2,587
                                                                                                            ========

OTHER SEGNMENT INFORMATION:
Equity accounted investments included in
segment assets                                                                                                1,883

Acquistion of property, plant, and equipment,
and other non-current assets                                                   23          9            53       35

Depreciation                                                                  315         13           454      732

Non-cash expenses other than depreciation                                       -          -             -        -


                                                                      RESEARCH &     LIFE      CONTRACT
BUSINESS  SEGMENTS                                                   DEVELOPMENT    SCIENCE   MANUFACTURE    TOTAL
2002                                                                    $ '000      $ '000      $ '000      $ '000
-------------------------------------------------------------------  -------------  --------  ------------  --------
ASSETS
Segment assets                                                                905        745         1,570    3,220
                                                                     -------------  --------  ------------
Unallocated assets                                                                                           17,662
                                                                                                            --------
Total assets                                                                                                 20,882
                                                                                                            ========

LIABILITIES
Segement liabilities                                                          305        412           766    1,483
                                                                     -------------  --------  ------------
Unallocated liabilities                                                                                         898
                                                                                                            --------
Total liabilities                                                                                             2,381
                                                                                                            ========

OTHER SEGNMENT INFORMATION:
Equity accounted investments included in
segment assets                                                                                                3,381

Acquistion of property, plant, and equipment,
and other non-current assets                                                  699          4           746    1,449

Depreciation                                                                  168         22           400      590


Non-cash expenses other than depreciation                                       -          -             -        -

PROGEN INDUSTRIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR  THE  YEAR  ENDED  30  JUNE  2003
--------------------------------------------------------------------------------


30.  FINANCIAL INSTRUMENTS

a)  INTEREST  RATE  RISK

The company's exposure to interest rate risks and the effective interest rates of financial assets and financial liabilities, both recognised and unrecognised at the balance date are as follows:

FIXED INTEREST RATE MATURING IN :

FINANCIAL  INSTRUMENTS
2003

                                FLOATING     1 YEAR OR   OVER 1 TO   MORE THAN   NON-INTEREST    TOTAL CARRYING    WEIGHTED
                             INTEREST RATE      LESS      5 YEARS     5 YEARS       BEARING      AMOUNT AS PER     AVERAGE
                                                                                                  THE BALANCE     EFFECTIVE
                                                                                                     SHEET        INTEREST
                                                                                                                    RATES

                                 $'000         $'000       $'000       $'000         $'000           $'000            %
(i) FINANCIAL ASSETS

Cash                                  6,374       5,621           -           -              -           11,995         4.8
Trade and other receivables               -           -           -           -            666              666           -
Security deposit                          -           -           -           -             15               15         3.9
                             -----------------------------------------------------------------------------------
Total financial assets                6,374       5,621           -           -            681           12,676
                             -----------------------------------------------------------------------------------


(ii)  FINANCIAL LIABILITIES

Trade creditors                           -           -           -           -          1,707            1,707           -
                             -----------------------------------------------------------------------------------
Total financial liabilities               -           -           -           -          1,707            1,707
                             -----------------------------------------------------------------------------------


FIXED INTEREST RATE MATURING IN :

FINANCIAL INSTRUMENTS
2002
                                FLOATING      1 YEAR OR  OVER 1 TO   MORE THAN   NON-INTEREST   TOTAL CARRYING    WEIGHTED
                             INTEREST RATE     LESS       5 YEARS     5 YEARS      BEARING      AMOUNT AS PER      AVERAGE
                                                                                                  THE BALANCE     EFFECTIVE
                                                                                                    SHEET         INTEREST
                                                                                                                   RATES

                                 $'000         $'000       $'000       $'000         $'000           $'000           %

(i) FINANCIAL ASSETS

Cash                                  2,378       9,029           -           -              -           11,407         4.2
Trade and other receivables               -           -           -           -            502              502           -

Security deposit                          -           -           -           -             15               15         3.0
Floating rate notes                   2,500           -           -           -              -            2,500         5.5
                             -----------------------------------------------------------------------------------
Total financial assets                4,878       9,029           -           -            517           14,424
                             -----------------------------------------------------------------------------------


(ii)  FINANCIAL LIABILITIES

Trade creditors                           -           -           -           -          1,190            1,190           -
Finance lease liability                   -         420           -           -              -              420         7.9
                             -----------------------------------------------------------------------------------
Total financial liabilities               -         420           -           -          1,190            1,610
                             -----------------------------------------------------------------------------------

PROGEN INDUSTIES LIMITED

ASX ADDITIONAL INFORMATION

FOR THE YEAR ENDED 30 JUNE 2003
--------------------------------------------------------------------------------


30.  FINANCIAL  INSTRUMENTS  (CONT'D)

b)  NET  FAIR  VALUES

All financial assets and liabilities have been recognised at the balance date at their net fair values.

(i) THE FOLLOWING METHODS AND ASSUMPTIONS ARE USED TO DETERMINE THE NET FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES

RECOGNISED  FINANCIAL  INSTRUMENTS

Cash, cash equivalents and short-term investments: The carrying amount approximates fair value because of their short-term to maturity.

Trade receivables, trade creditors and dividends receivable: The carrying amount approximates fair value.

Short-term borrowings: The carrying amount approximates fair value because of their short-term to maturity.

Non-current investments/securities: For financial instruments traded in organised financial markets, fair value is the current quoted market bid price for an asset or offer price for a liability, adjusted for transaction costs necessary to realise the asset or settle the liability. For investments where there is no quoted market price, a reasonable estimate of the fair value is determined by reference to the current market value of another instrument which is substantially the same or is calculated based on the expected cash flows or the underlying net asset base of the investment/security.

c)  CREDIT  RISK  EXPOSURE

The company's maximum exposure to credit risk at balance date in relation to each class of recognised financial assets is the carrying amount of those assets in the balance sheet.

d)  HEDGING  INSTRUMENTS

At 30 June 2003, the company had no unused forward exchange contract facility ( 2002: $Nil ).

                                                                        ---------  ---------
                                                                          2003       2002
                                                                          $'000      $'000
                                                                        ---------  ---------
31.  RECONCILIATION OF ACCUMULATED LOSSES

Balance at the beginning of the financial year                           (44,612)   (38,456)
Net profit/(loss) attributable to members of Progen Industries Limited    (7,578)    (6,156)
                                                                        ---------  ---------
Total available for appropriation                                        (52,190)   (44,612)
                                                                        ---------  ---------
Balance at the end of the financial year                                 (52,190)   (44,612)
                                                                        =========  =========


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
PROGEN INDUSTIES LIMITED

ASX ADDITIONAL INFORMATION

FOR THE YEAR ENDED 30 JUNE 2003
--------------------------------------------------------------------------------


ASX  ADDITIONAL  INFORMATION

Additional information required by the Australian Stock Exchange Ltd not shown elsewhere in this report is as follows. The information is current as at 25 August 2003.

SUBSTANTIAL  SHAREHOLDERS

The number of shares held by substantial shareholders listed in the company's ASX register as at 25 August 2003 were Medigen Biotechnology Corporation with 3,250,089 shares and Computershare Investor with 2,868,094 ordinary shares.

CLASSES OF SHARES AND VOTING RIGHTS

On 25 August 2003 there were 3,066 holders of ordinary shares in the company. The voting rights attached to all ordinary shares in the company, set out in
Article  2(a)  of  the  company's  Articles  of  Association  are:

(a)  Ordinary  shares:
     Every  Member  may  vote:-
     (i)  On a show of hands every member has one vote; and
     (ii) On a poll, every Member has one vote for each fully paid share;

(b)  Options:  no  voting  rights

DISTRIBUTION OF SHAREHOLDERS AND OPTIONHOLDERS AS AT 25 AUGUST 2003

Category                No. of Ordinary                No. of 2001      No. of 2000      No. of 1999
(size of holding)  Shareholders (Quoted)  Option Holders (Unquoted)  Option Holders   Option Holders
                                                                          (Unquoted)       (Unquoted)
-----------------------------------------------------------------------------------------------------
1 - 1,000                          1,497                         -               -                  2
1,001 - 5,000                      1,016                         3               -                  2
5,001 - 10,000                       270                         8               -                  9
10,001 - 50,000                      225                        10               4                  3
50,001 - 100,000                      21                         -               -                  -
100,001 and over                      37                         -               1                  -
-----------------------------------------------------------------------------------------------------
                                   3,066                        21               5                 16
-----------------------------------------------------------------------------------------------------

The number of ordinary shareholders holding less than a marketable parcel as at 25 August 2003 was 499.

PROGEN INDUSTIES LIMITED

ASX ADDITIONAL INFORMATION

FOR THE YEAR ENDED 30 JUNE 2003
--------------------------------------------------------------------------------


TWENTY LARGEST SHAREHOLDERS AT 25 AUGUST  2003


                                                             No.      Percent
Medigen Biotechnology Corporation                          3,250,089     10.8%
Computershare Investor                                     2,868,094      9.5%
Miss Fu Mei Wang                                             985,434      3.3%
Queensland Investment Corporation                            968,201      3.2%
Ms Fu Ying Wang                                              967,813      3.2%
Mr Min-Hua Yeh                                               751,017      2.5%
Merrill Lynch (Australia) Nominees Pty Ltd                   737,258      2.5%
Mr Chi-Liang Yang                                            508,506      1.7%
Citicorp Nominees Pty Ltd                                    489,969      1.6%
Dr Gerard William Brady                                      429,134      1.4%
Mr Jao-Huei Chang                                            411,857      1.4%
Mr Wen-Shui Kuo & Mrs Huang Pi-Shia Kuo                      410,533      1.6%
Mr Cien-Chuan Chen                                           393,976      1.3%
Ming Chen                                                    390,625      1.3%
Mr Stephen Chang & Mrs Lisa Chang                            376,616      1.2%
Westpac Custodian Nominees Ltd                               365,911      1.2%
Mrs Lee Li Hsueh Yang                                        365,332      1.2%
Mr Yung-Fong Lu                                              351,905      1.2%
Mr Jin-Chong Wang                                            348,888      1.2%
Mrs Chang Chien Lan-Hsiang Wang                              348,579      1.1%
--------------------------------------------------------------------------------
Total Top 20                                              15,719,737     52.2%
--------------------------------------------------------------------------------

The 20 largest shareholders hold 52.2 percent of the Ordinary Shares of Progen Industries Limited.

UNQUOTED EQUITY SECURITIES

Number                                                            No. on Issue  No. of Holders
----------------------------------------------------------------------------------------------
Options issued under the 1995 Employee Plan in 1999                    186,200              14
Options issued under the Executive Directors Option Plan in 2000       400,000               1
Options issued under the 2000 Employee Plan in 2000                    350,000               5
Options issued under the 2000 Employee Plan in 2001                    232,020              23